Exhibit 99.1

April 23, 2018

Franklin Financial Reports Q1 2018 Earnings;

 (Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $3.5 million for the first quarter ended March 31, 2018, as compared to a net loss of $7.3 million for the fourth quarter 2017 and first quarter 2017 earnings of $3.0 million. As previously reported, results for the fourth quarter ended December 31, 2017 were affected by a $10 million pre-tax expense related to the accrual for a legal settlement and additional tax expense of $2.3 million due to the remeasurement of net deferred tax assets (DTA). The first quarter earnings were positively affected by approximately $300 thousand as a result of a reduction in the corporate tax rate from the passage of the Tax Cuts and Jobs Act of 2017.

Compared to the first quarter of 2017, net interest income increased 8.1% to $9.7 million and the net interest margin increased to 3.72% from 3.69%. Noninterest income increased 7.6% to $3.1 million with fees from Investment and Trust services increasing by $102 thousand (7.8%). Noninterest expense increased by 8.7% with the largest increase occurring in the salary and benefits category. The provision for loan loss expense was $200 thousand for the first quarter of 2018, which was an $80 thousand increase over the first quarter of 2017.

On a per share basis, diluted earnings were $0.80 for the first three months of 2018 compared to $0.70 for the same period in 2017 and a loss of $1.67 for the quarter ended December 31, 2017.

Total assets at March 31, 2018 were $1.2 billion, a 3.3% increase when compared with total assets at March 31, 2017. Net loans increased 4.3% to $930.7 million, and total deposits increased 2.8% for the first quarter of 2018 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 6.4% to $837.4 million ($684.7 million and $152.7 million, respectively).

“The growth of our balance sheet is supported by our strong capital position and continued improvement of our asset quality,” said Timothy G. Henry, President and CEO. “As we grow, we are making strategic investments in people, the communities we serve, and enhanced products and services for our customers. Our commitment to building the bank for long-term success will drive increased profitability and returns for our shareholders.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Performance	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Interest income	$10,488	$10,339	$10,063	$9,938	$9,546
Interest expense	795	691	629	590	581
Net interest income	9,693	9,648	9,434	9,348	8,965
Provision for loan losses	200	250	250	50	120
Noninterest income	3,148	3,137	2,971	3,155	2,925
Noninterest expense	8,648	18,750	8,305	8,161	7,957
Income (loss) before income taxes	3,993	(6,215)	3,850	4,292	3,813
Income taxes	491	1,048	774	950	793
Net income (loss)	$3,502	$(7,263)	$3,076	$3,342	$3,020

Diluted earnings (loss) per share	$0.80	$(1.67)	$0.70	$0.77	$0.70
Regular cash dividends paid	$0.24	$0.24	$0.24	$0.24	$0.21

	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Balance Sheet Highlights (as of)
Total assets	$1,168,542	$1,179,813	$1,165,549	$1,134,655	$1,131,134
Investment securities	133,732	127,336	132,322	136,036	137,182
Loans, net	930,664	931,908	899,960	890,107	892,251
Deposits	1,034,461	1,047,181	1,033,148	1,007,378	1,006,594
Shareholders' equity	117,124	115,144	124,580	122,360	119,178

Assets Under Management (fair value)
Investment and Trust Services	684,648	686,941	662,733	652,862	639,110
Held at third party brokers	152,728	158,145	153,200	150,800	147,676

	As of or for the year-to-date period ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Performance Ratios
Return on average assets	1.21%	(0.19%)	1.11%	1.13%	1.08%
Return on average equity	12.17%	(1.80%)	10.50%	10.75%	10.33%
Book value, per share	$26.83	$26.44	$28.66	$28.19	$27.55
Market value, per share	$36.54	$37.36	$35.05	$32.00	$30.45
Market value/book value ratio	136.19%	141.30%	122.30%	113.52%	110.53%
Price/earnings multiple*	11.42	74.72	12.13	10.88	10.88
Current dividend yield*	2.63%	2.49%	2.74%	3.00%	2.76%
Dividend payout ratio	29.84%	(14.36%)	31.66%	30.57%	30.03%
Net interest margin	3.72%	3.72%	3.71%	3.72%	3.69%
Nonperforming loans / gross loans	0.29%	0.28%	0.34%	0.35%	0.58%
Nonperforming assets / total assets	0.46%	0.45%	0.49%	0.55%	0.74%
Allowance for loan loss / loans	1.27%	1.25%	1.27%	1.25%	1.25%
Net (recoveries) loans charged-off/average loans	0.00%	-0.01%	-0.01%	-0.01%	-0.04%

* Annualized